Exhibit 99.1

Friday June 12, 2026, For Immediate Release

Press Release

Heartland Express, Inc. Declares Regular Quarterly Dividend

NORTH LIBERTY, IOWA – June 12, 2026 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) announced today the declaration of a regular quarterly cash dividend. The $0.02 per share dividend will be paid on July 6, 2026, to shareholders of record at the close of business on June 23, 2026. We currently estimate that a total of $1.6 million will be paid on the Company's approximate seventy-eight million shares of common stock. This is the Company's ninety-second consecutive quarterly cash dividend. With the payment of this dividend, the Company will have paid a total of $564.5 million in cash dividends, including four special dividends since the dividend program was implemented in the third quarter of 2003.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information contact
Michael J. Gerdin, CEO
Christopher A. Strain, CFO
Heartland Express, Inc.
319-645-7060